Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES PRELIMINARY UNAUDITED SECOND QUARTER SALES AND BOOKINGS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) today announced an update on recent financial results and the status of its fiscal 2017 audit.

For the six-month period ended August 31, 2018 (unaudited) (first half of fiscal 2019):

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Sales were approximately $4.2 million in the first half of fiscal 2019 versus approximately $5.4 million in the first half of fiscal 2018.
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Bookings were approximately $2.8 million in the first half of fiscal 2019 versus approximately $2.9 million in the first half of fiscal 2018.

For the quarter ended August 31, 2018 (unaudited) (second quarter of fiscal 2019):

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Sales in the second quarter of fiscal 2019 decreased by 3% to approximately $2.3 million versus approximately $2.4 million in the second quarter of fiscal 2018.
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Bookings in the second quarter of fiscal 2019 decreased by 24% to approximately $1.3 million versus approximately $1.7 million in the second quarter of fiscal 2018.
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Backlog at the end of the second quarter of fiscal 2019 increased by 2% to approximately $5.9 million versus approximately $5.8 million at the end of the second quarter of fiscal 2018.
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Total cash and securities were approximately $0.7 million at the end of the second quarter of fiscal 2019 versus approximately $2.8 million at the end of the second quarter of fiscal 2018.
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Accounts receivable at the end of the second quarter of fiscal 2019 was approximately $1.5 million versus approximately $1.5 million at the end of the second quarter of fiscal 2018.
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Total liabilities at the end of the second quarter of fiscal 2019 was approximately $1.3 million versus approximately $0.8 million at the end of second quarter of fiscal 2018.

Sales decreased by 3% from the prior year fiscal quarter. We continue to encounter and work through various challenges related to expanding our product line in order to increase future sales. These challenges are expected to negatively impact gross margins in the near term. The company has implemented some cost savings measures, including a small reduction in personnel.

Bookings are seasonal and lumpy. As noted in our preliminary unaudited fiscal 2018 press release, a customer who typically books a large order in the fiscal fourth quarter placed a split order with the second half expected to be awarded toward the end of the second quarter of fiscal 2019. We noted in our last press release that due to the nature of government contracts, the award may slip into the early part of the third quarter. That has occurred. Based on that slippage, management is now expecting that the normal fiscal year end order, originally expected to arrive in February of 2019, will likely be issued approximately nine months after receipt of the anticipated third quarter order. Despite the expected slippage, management is still expecting a modest increase in bookings for fiscal 2019 versus the $8.3 million received in fiscal 2018.

Preliminary fiscal 2017 net loss is expected to be between $2.0 and $2.1 million. Stockholders’ equity as of February 28, 2017 is expected to be between $7.3 and $7.4 million.

These preliminary, unaudited results for the fiscal 2017 year end, second fiscal quarter ended 2019 and 2018 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release and remain subject to the completion of the audit of the Company’s annual financial statements for the fiscal 2017 year end, the Company's review procedures and the audit of the Company’s annual financial statements for the fiscal 2018 and fiscal 2019 years by an independent registered public accounting firm to be retained by the Company. Final adjustments and other material developments may arise between the date of this press release and the date the Company files with the Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the year ended February 28, 2017 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2018. Our current independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary financial information presented for the fiscal periods ended August 31, 2018, August 31, 2017, and fiscal year ended February 28, 2018, nor has it completed the audit for the fiscal year ended February 28, 2017.

The information presented in this press release should not be considered a substitute for the financial information to be filed with the SEC in the Company's Annual Report on Form 10-K for the year ended February 28, 2017 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2018 once it becomes available. The Company has no intention or obligation to update the preliminary estimated unaudited financial results in this release prior to filing its Quarterly Report on Form 10-Q for the quarter ended August 31, 2018.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s preliminary fiscal 2017 and second quarter 2019 and 2018 results. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) our ability to file the Annual Report on Form 10-K for the year ended February 28, 2017 and subsequent periodic reports and the timing of such periodic reports; (2) expected bookings for fiscal year 2019; (3) our ability to properly account for inventory in the future, (4) our ability to protect the Company’s net operating losses and tax benefits, (5) changes in our stock price, corporate or other market conditions; (6) the loss of, or reduction of business from, substantial clients; (7) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (8) changes in government policy or economic conditions; (9) increased competition; (10) the uncertainty of current economic conditions, domestically and globally; and (11) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

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